EXHIBIT 99.1
CONTACTS:
Tony Rossi
Financial Relations Board
310-854-8317
trossi@financialrelationsboard.com
Mobility Electronics Announces Sale of PCI Expansion and Docking Assets
Scottsdale, AZ, February 22, 2007 — Mobility Electronics, Inc. (NASDAQ: MOBE), a leading provider of innovative portable power and computing solutions, announced today that it has executed two agreements to sell substantially all of the assets related to its PCI expansion and docking business as part of Mobility’s strategy to increase the Company’s focus on its family of portable power solutions. The sale of the assets consists of two separate transactions resulting in a net total of $4.8 million in consideration for Mobility. Upon closing of the transactions, Mobility will receive $1.0 million in cash and two secured promissory notes covering the remaining consideration, subject to adjustment (up or down) depending on the value of inventory to be sold at the closing.
The PCI expansion and docking business consists of products utilized to connect a computing device to various peripheral devices or expand the available input/output slots in a computing system. The hard assets of the PCI expansion and docking business will be sold to Mission Technology Group, Inc., a private company founded by Randy Jones, Mobility’s Vice President and General Manager, Connectivity. In addition to the two secured promissory notes mentioned above, Mobility will receive a 15% equity interest (on a fully diluted basis) in Mission Technology. Upon the closing, which is expected to occur over the next two weeks, Mr. Jones’ position with Mobility will terminate.
In association with the sale of the assets, Mission Technology is expected to offer positions to various employees of Mobility Electronics, and will assume responsibility for the lease of the Company’s facility in San Diego, California. Mobility will retain ownership of certain product lines formerly managed out of the San Diego facility such as connectivity cradles and folding keyboards.
In the second transaction, Mobility will sell a portfolio of intellectual property assets related to the PCI expansion and docking product area to a third-party. Mobility will retain ownership of certain intellectual property related to the PCI expansion and docking business that the Company believes is synergistic with its portable power solutions.

Mobility Electronics

Charles Mollo, CEO of Mobility Electronics, commented, “As part of our strategy to increase the focus on our portable power solutions business, we made the decision to engage financial advisors to explore the sale of our PCI expansion and docking assets. Following that process, we determined that the most attractive opportunity was presented by selling the hard assets and the intellectual property in separate transactions. Exiting the PCI expansion and docking business will enable us to streamline the Company, which we believe will be valuable in improving our execution going forward. This transaction also allows us to reduce the risk to achieving our financial goals in the future and frees up capital to be deployed in our most attractive growth opportunities.”
About Mobility Electronics, Inc.
Mobility Electronics, Inc., based in Scottsdale, Arizona, is a developer of universal power adapters for portable computers and mobile electronic devices (e.g., mobile phones, smartphones, PDAs, digital cameras, etc.) and creator of the patented tip technology. Mobility Electronics’ iGo brand offers a full line of AC, DC and combination AC/DC power adapters for portable computers and mobile electronic devices. All of these adapters leverage the Company’s tip technology, which enables one power adapter to power/charge hundreds of brands and thousands of models of mobile electronic devices through the use of interchangeable tips.
The Company also offers connectivity products and foldable keyboards for handheld devices, and other accessories for the mobile electronic device market.
Mobility Electronics’ products are available at www.iGo.com as well as through leading resellers, retailers and OEM partners. For additional information call 480-596-0061, or visit www.mobilityelectronics.com.
Mobility Electronics, iGo and ...improving your mobile experience are registered trademarks of Mobility Electronics, Inc. All other trademarks or registered trademarks are the property of their respective owners.
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including the anticipated closing of the sale of the company’s expansion and docking business, along with a separate sale of the intellectual property portfolio associated with the company’s expansion and docking business, and expectations relating to the company’s future execution on its business plan and achieving its financial goals. These forward-looking statements are based on management’s current expectations and beliefs and are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. In particular, factors that could cause actual results to differ materially from those in the forward-looking statements include the failure to complete the necessary closing conditions in connection with the sale of the company’s expansion and docking business; unanticipated changes to the expansion and docking business or intellectual property that prevent the completion of the anticipated sale of these assets; the sell through rates of the Company’s power adapters and the connectivity products; delays or cessation of shipments of the Company’s products to key customers; the timing and success of new product introductions; the development and introduction of new products by us and our competitors; the performance of suppliers and subcontractors; industry and general economic or business conditions; and other factors detailed in our filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date made and are not guarantees of future performance. We undertake no obligation to publicly update or revise any forward-looking statements.
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